EXHIBIT 99.1

The undersigned hereby agree as follows:

WHEREAS, the undersigned may be obligated to file Statements on Schedule 13D with the United States Securities and Exchange Commission (the “SEC”) to report their beneficial ownership of the Ordinary Shares of Euro Tech Holdings Company Limited;

NOW, THEREFORE, the undersigned hereby agree that a single Statement on Schedule 13D is to be filed with the SEC on behalf of both of them.

Dated: December 15, 2011	/s/ T.C. Leung

Name: T.C. Leung

PEARL VENTURE LTD.

Dated: December 15, 2011	By:	/s/ T.C. Leung
Name: T. C. Leung
Title: Director